Exhibit 99.1

NEWS

For Release     Immediate

Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Investor Relations 317.817.2893



  Barta joins Conseco as Senior Vice President, Financial Planning & Analysis;
               Barra named Senior Vice President, Internal Audit;
                        Clarke to head Investor Relations

Carmel, Ind., October 11, 2007: Conseco, Inc. (NYSE:CNO) announced the appointment of three senior financial officers, effective Oct. 15, 2007:

     o Thomas D. Barta will join Conseco as Senior Vice President - Financial Planning & Analysis, reporting to Conseco CFO Ed Bonach.

     o David J. Barra will become Senior Vice President - Internal Audit, with responsibility for audit and enterprise risk assessment. In his new role, Barra will report to Neal Schneider, chair of the Audit Committee of the Board of Directors, and to Conseco CEO Jim Prieur.

     o Joseph P. Clarke, Vice President - Financial Planning & Analysis, will take on additional responsibility for Conseco's investor relations and relationships with rating agencies. He will report to Mr. Barta.

"We are pleased to add Tom to our leadership team, and we are fortunate to have Dave and Joe assume these important new roles," Bonach said. "Tom brings over 25 years of diversified financial management, leadership and international experience. Dave's extensive company, business and audit experience will significantly enhance our effort to improve Conseco's enterprise risk profile. Joe's knowledge of the company and leadership role in financial planning and analysis will benefit investor relations and our interactions with rating agencies."

Mr. Barta joins Conseco from Allianz Life Insurance Company of North America, where he was Vice President and Senior Finance Director - Distribution. During his 20 years with Allianz, he also served expatriate assignments with the company's Americas Division Life Operations and the Group Finance Department in Munich, Germany, and served the North American company in controller, treasury and audit management roles. A Certified Public Accountant, Chartered Life Underwriter, and Fellow of the Life Management Institute, Mr. Barta earned a BSB degree in Accounting and an MBA in Finance from the University of Minnesota's Carlson School of Management.

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                                                                     Conseco (2)
                                                                October 11, 2007



Mr. Barra joined Conseco in 1990 and has been serving most recently as Senior Vice President - Financial Planning & Analysis. He holds a bachelor's degree in accounting from the University of Illinois, and is a Certified Public Accountant, a Chartered Life Underwriter, and a Fellow of the Life Management Institute.

Mr. Clarke joined Conseco in 1993 and also serves as Assistant Treasurer. A Certified Public Accountant, he holds a bachelor's degree in accounting from Indiana University and an MBA from Indiana State University.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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